As filed with the Securities and Exchange Commission on October 27, 2008

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-8

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

ARMSTRONG WORLD INDUSTRIES, INC.

(Exact name of registrant as specified in its charter)

Pennsylvania	23-0366390
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

P.O. Box 3001
Lancaster, Pennsylvania	17604
(Address of principal executive offices)	(Zip Code)

2008 DIRECTORS STOCK UNIT PLAN

(Full title of the plan)

Michele Monaghan Nicholas, Esq.

Associate General Counsel and Assistant Secretary

P.O. Box 3001

Lancaster, Pennsylvania 17604

(717) 396-5003

(Name, address and telephone number, including area code,

of agent for service of process)

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share(1)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(2)
Common Stock, $.01 par value	300,000 Shares	$19.25	$5,775,000.00	$226.96

(1)	Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(h) under the Securities Act of 1933, as amended (the “Securities Act”).
(2)	Estimated pursuant to Rule 457(c) and (h) of the General Rules and Regulations under the Securities Act solely for purposes of calculating the registration fee.

PART I	INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Information required by Part I of Form S-8 (Items 1 and 2) is included in documents sent or given to participants in the Armstrong World Industries, Inc. (the “Company”) 2008 Directors Stock Unit Plan pursuant to Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”).

PART II	INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents have been filed with the Securities and Exchange Commission (the “Commission”) and are incorporated herein by reference and made a part hereof:

(a)	The Company’s latest Annual Report on Form 10-K for the fiscal year ended December 31, 2007 filed by Armstrong World Industries, Inc., on February 29, 2008.

(b)	The Company’s Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2008 filed with the Commission on May 1, 2008 and June 30, 2008 filed with the Commission on July 30, 2008, and its Current Reports on Form 8-K filed with the Commission on March 11 and June 25, 2008.*

(c)	The description of the Company’s Common Shares, par value $0.01 per share (the “Common Shares”) contained in the Company’s Form 8-A, filed with the Commission on October 10, 2006 including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) prior to the filing of a post-effective amendment that indicates that all securities offered pursuant to this Registration Statement have been sold, or that deregisters all securities then remaining unsold, shall also be deemed to be incorporated by reference herein and to be a part hereof from the dates of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement. Unless expressly incorporated into this registration statement, a report (or portion thereof) “furnished” on Form 8-K shall not be incorporated by reference into this registration statement.

*	The Company furnished Current Reports on Form 8-K to the Commission under Item 2.02, Results of Operations and Financial Condition on March 3, May 5, and July 30, 2008. Pursuant to General Instruction B of Form 8-K, such reports furnished under Item 2.02 are not deemed to be “filed” with the Commission for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section. Armstrong has not incorporated such reports by reference into a filing under the Securities Act or the Exchange Act and does not by this reference to such reports incorporate such reports in this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Subchapter D of Chapter 17 of the Pennsylvania Business Corporations Law (the “PBCL”) provides in general that a corporation may indemnify any person, including its directors, officers and employees, who was or is a party or is threatened to be made a party to any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative (including actions by or in the right of the corporation) by reason of the fact that he or she is or was a representative of or serving at the request of the corporation, against expenses (including legal fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with the action or proceeding if he or she is determined by the board of directors, or in certain circumstances by independent legal counsel to the shareholders, to have acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal proceeding, had no reason to believe his or her conduct was unlawful. In the case of actions by or in the right of the corporation, indemnification is not permitted in respect of any claim, issue or matter as to which the person has been adjudged to be liable to the corporation except to the extent a court determines that the person is fairly and reasonably entitled to indemnification. In any case, to the extent that the person has been successful on the merits or otherwise in defense of any claim, issue or matter, he or she shall be indemnified against expenses (including legal fees) actually and reasonably incurred by him or her in connection therewith. Subchapter D of Chapter 17 also provides that the indemnification permitted or required thereby is not exclusive of any other rights to which a person seeking indemnification may be entitled.

The Company’s Bylaws provide that the Company shall indemnify any person who was or is made a party to, or threatened to be made a party to, or is involved in, any action, suit, or proceeding (including actions by or in the right of the Company) by reason of the fact that he or she is or was a director or officer of the Company (or is or was serving at the request of the Company as a director, officer, trustee, employee, or agent of a related enterprise including service with respect to an employee benefit plan or is or was serving at the specific written request of the Company as a director, officer, trustee, employee, or agent of an unrelated enterprise) against all expenses and liability he or she actually incurs, including, without limitation, judgments and amounts paid or to be paid in settlement of or in actions brought by or in the right of the Company, to the fullest extent permitted by law. Also, directors and officers are entitled to payment in advance of expenses incurred in defending any such action, suit or proceeding, upon receipt of an undertaking to repay all amounts so advanced if it is ultimately determined that they are not entitled to be indemnified or, in the case of criminal action, a majority of the Board of Directors so determines. In addition, the Company has entered into indemnification agreements with each of its directors which entitle the director to indemnification for certain expenses to the fullest extent permitted by law.

Article SIXTH, Section (D) of the Company’s Amended and Restated Articles of Incorporation also provides, pursuant to Section 1713 of the PBCL, that a director of the Company shall not be personally liable for monetary damages as such for any action taken, or any failure to take any action, unless: (1) the director has breached or failed to perform the duties of his/her office under Section 1712 of the PBCL (relating to standard of conduct and justifiable reliance) and (2) the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness. Pursuant to Section 1713 of the PBCL, this limitation on the personal liability of directors of the Company does not apply to: (1) the responsibility or liability of a director pursuant to any criminal statute or (2) the liability of a director for the payment of taxes pursuant to federal, state or local law.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

The following is a list of exhibits filed as part of this Registration Statement.

Exhibit No.	Description	Method of Filing
4.1	Amended and Restated Articles of Incorporation of Armstrong World Industries, Inc.	Incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on October 2, 2006.

4.2	Bylaws of Armstrong World Industries, Inc.	Incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K filed on October 2, 2006.

4.3	Armstrong World Industries, Inc. 2008 Directors Stock Unit Plan.	Incorporated by reference to Exhibit 10.38 to the Company’s Quarterly Report on Form 10-Q filed on July 30, 2008.

5.1	Opinion of Reed Smith LLP regarding the legality of the securities being registered.	Filed herewith.

23.1	Consent of Reed Smith LLP.	Included in the opinion filed as Exhibit 5.1 to this Registration Statement.

23.2	Consent of Independent Registered Public Accounting Firm.	Filed herewith.

23.3	Consent of Independent Auditor.	Filed herewith.

Item 9.	Undertakings.

The Company hereby undertakes:

(a)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(1)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(2)	to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(3)	to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1) and (a)(2) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(b)	That, for the purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(d)	That, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(e)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lancaster, Commonwealth of Pennsylvania, on the 27th day of October, 2008.

ARMSTRONG WORLD INDUSTRIES, INC.

Dated: October 27, 2008	By:	/s/ F. Nicholas Grasberger III
F. Nicholas Grasberger III Senior Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Dated: October 27, 2008	/s/ Michael D. Lockhart
Michael D. Lockhart Chairman and Chief Executive Officer (Principal Executive Officer) and Director

Dated: October 27, 2008	/s/ F. Nicholas Grasberger III
F. Nicholas Grasberger III Senior Vice President and Chief Financial Officer (Principal Financial Officer)

Dated: October 27, 2008	/s/ Stephen F. McNamara
Stephen F. McNamara Vice President & Controller (Principal Accounting Officer)

Dated: October 27, 2008	/s/ Stanley A. Askren
Stanley A. Askren, Director

Dated: October 27, 2008	/s/ Jon A. Boscia
Jon A. Boscia, Director

Dated: October 27, 2008	/s/ James J. Gaffney
James J. Gaffney, Director

Dated: October 27_, 2008	/s/ Robert C. Garland
Robert C. Garland, Director

Dated: October 27, 2008	/s/ Judith R. Haberkorn
Judith R. Haberkorn, Director

Dated: October 27, 2008	/s/ James J. O’Connor
James J. O’Connor, Director

Dated: October 27, 2008	/s/ Russell F. Peppet
Russell F. Peppet, Director

Dated: October 27, 2008	/s/ Arthur J. Pergament
Arthur J. Pergament, Director

Dated: October 27, 2008	/s/ John J. Roberts
John J. Roberts, Director

Dated: October 27, 2008	/s/ Alexander M. Sanders, Jr.
Alexander M. Sanders, Jr., Director

EXHIBIT INDEX

Exhibit No.	Description	Method of Filing
4.1	Amended and Restated Articles of Incorporation of Armstrong World Industries, Inc.	Incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on October 2, 2006.

4.2	Bylaws of Armstrong World Industries, Inc.	Incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K filed on October 2, 2006.

4.3	Armstrong World Industries, Inc. 2008 Directors Stock Unit Plan.	Incorporated by reference to Exhibit 10.38 to the Company’s Quarterly Report on Form 10-Q filed on July 30, 2008.

5.1	Opinion of Reed Smith LLP regarding the legality of the securities being registered.	Filed herewith.

23.1	Consent of Reed Smith LLP.	Included in the opinion filed as Exhibit 5.1 to this Registration Statement.

23.2	Consent of Independent Registered Public Accounting Firm.	Filed herewith.

23.3	Consent of Independent Auditor.	Filed herewith.